Dear Customers, Stockholders and Friends:

Please find enclosed the unaudited financial statements as of June 30, 2010 and for the first six months of 2010.

Total assets were $492.9 million on June 30, 2010.  This is a $149.4 million, or 43.5%, increase from June 30, 2009.  As mentioned in the first quarter report, the predominant factor for our asset growth was our merger with Guaranty Bank & Trust Co. that occurred in September 2009.  Roughly 82% of the asset growth was concentrated in loans as the total loan portfolio increased $122.1 million from June 30, 2009 to June 30, 2010.

Funding this loan growth was a $133.0 million increase in deposits.  Over this time frame, total deposits grew to a record $403.8 million on June 30, 2010 from $270.8 million on June 30, 2009.  Again, this growth is largely attributed to the aforementioned merger.  To give more detail as to the specifics of the deposit growth, demand and savings deposits increased $64.6 million, or 57.1%, while time deposits grew $68.4 million, or 43.4%, over this time frame. We really appreciate all the referrals you have made to enable us to continue growing our deposit base and expanding our franchise.

On June 30, 2010, total stockholders’ equity amounted to $29.6 million. This equates to a stated book value per share of $20.58 and represents a 15.3% increase from the June 30, 2009 stated book value per share of $17.85.  It is important to note that during the time frame of July 1, 2009 to June 30, 2010, dividends paid to stockholders amounted to $1.1 million.  Also, we are pleased to report that the quarter ended June 30, 2010 marked the thirty-first consecutive quarter that your Company has paid dividends to its stockholders.  Total dividends paid by the Company since it was formed amounted to over $4.5 million as of June 30, 2010.

Your Company generated net income of $1.52 million for the six month period ended June 30, 2010 compared to $771 thousand for the six month period ended June 30, 2009.  This increase of $748 thousand, or 97%, can be attributed to several items:  1) the six month period in 2009  included an isolated, pre-tax charge of $500 thousand to earnings due to an impairment loss on one of the securities the Bank held for investment thereby reducing net income by $312 thousand over this period,  2) net interest income increased $3.23 million, more than offsetting a $1.2 million increase in the loan loss provision and a $1.5 million increase in operating expenses, and 3) non-interest income increased $213 thousand. Adjusting for the isolated charge to earnings in 2009, it is important to recognize that the net income growth of 57% was considerably better than the 43.4% growth in assets. This is important because it serves as evidence of the realization of the expected synergies/operational efficiencies created by the aforementioned merger.

This noteworthy improvement was produced despite the Bank providing $1.76 million to its loan loss allowance in the first six month period ended June 30, 2010.  This is an increase from $542 thousand in provision expense for the six month period ended June 30, 2009.  As mentioned in the first quarter report, we are navigating your Bank in an uncertain economic environment, and the providing of this additional amount was considered prudent to absorb the appropriate risks in the Bank’s loan portfolio.  As we move through the remainder of 2010 and considering the effects that the economy may have on the Bank and its customers, we will continue to position the Bank in a manner to absorb the risks while still retaining the capability of posting record profits.

We want to thank our stockholders and customers for enabling us to achieve the results stated herein.  We appreciate your business, your referrals, and your support!  We commit to working as hard and as smart as we can to be able to send similar and/or better reports in the future.  We would be remiss not to mention the employees who have enabled the Bank to enjoy these successes. We have as dedicated a group of seasoned, banking professionals that one can assemble and are thankful for their continued efforts.

Should you have any questions about Your Bank or about this report, please do not hesitate to call.

Sincerely,

/s/ Robert H. Beymer

Robert H. Beymer
Chairman of the Board

/s/ Geoffrey S. Sheils

Geoffrey S. Sheils
President & CEO

First Sentry Bancshares, Inc.
Balance Sheet
June 30, 2010 and 2009
(DOLLARS IN THOUSANDS - except per share data)
	(unaudited)
	6/30/10	6/30/09
Cash and Fed Funds Sold	$14,418	$6,671

Investment Securities	101,580	89,293

Loans	363,215	241,136
Less: Allowance for Loan Losses	4,785	3,755
Net Loans	358,430	237,381

Bank Premises and Equipment	6,863	4,739
Intangible Assets	3,074	-
Other Assets	8,567	5,479

Total Assets	$492,932	$343,563

DEPOSITS
Demand	$53,168	$36,161
Savings	124,475	76,890
Other Time Deposits	226,199	157,773
Total Deposits	403,842	270,824

Other Liabilities	50,508	48,890

Total Liabilities	454,350	319,714

Trust Preferred Securities	9,000	5,000

Common Stock, $1 par value,
5,280,000 authorized,
1,437,651 issued 2010,
1,056,000 issued 2009	1,438	1,056
Additional Paid-in Capital	15,294	6,144
Retained Earnings	12,201	11,799
Unrealized Gain (Loss) on Investments	649	(150)
Total Stockholders’ Equity	29,582	18,849

Total Liabilities & Stockholders’ Equity	$492,932	$343,563

Book Value per Share	$20.58	$17.85

First Sentry Bancshares, Inc.
Statement of Income
For the Six Months Ended
June 30, 2010 and 2009
(DOLLARS IN THOUSANDS - except per share data)
	(unaudited)
	Through	Through
Interest Income	6/30/10	6/30/09
Loans, Including Fees	$10,243	$6,842
Investment Securities	1,649	1,987
Total Interest Income	11,892	8,829

Interest Expense	3,730	3,898

Net Interest Income	8,162	4,931

Non-Interest Income
Service Charges	491	373
Other Charges and Fees	257	162
Total Non-Interest Income	748	535

Loan Loss Provision Expense	1,755	542

Gross Operating Income	7,155	4,924

Non-Interest Expense
Salaries and Employee Benefits	2,150	1,397
Equipment and Occupancy	582	312
Data Processing	312	261
Professional Fees	265	94
Insurance	354	339
Taxes, Other	137	96
Other Expenses	1,097	881
Total Other Expense	4,897	3,380

Securities Losses	(14)	(442)

Income before Income Tax	2,244	1,102

Income Tax Expense	725	331

Net Income	$1,519	$771

Six Month’s Earnings per Share	$1.06	$0.73